                                        Exhibit 10.9

2021 Long-Term Time-Based Cash Award	ARMSTRONG FLOORING, INC. 2500 Columbia Ave., P.O. Box 3025 Lancaster, PA 17604 717.672.9611

[Grantee Name]

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	April 1, 2021
Time-Based Cash Award:	[Cash Amount]
This grant is subject to the terms of this award agreement. The award agreement consists of this grant letter and the Terms and Conditions attached as Exhibit A.
Vesting - The Cash Award will vest on April 1, 2023, if you remain employed by the Employer through such vesting date, except as described below. The Cash Award is payable in a single lump sum cash payment (subject to applicable withholding for taxes).
Employment Events
The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
Voluntary Resignation	Forfeit the unvested Cash Award
Termination for Cause	Forfeit the unpaid (vested or unvested) Cash Award
Involuntary Termination	If termination occurs after 10 months following the Date of Grant, the Cash Award vests pro-rata based on the period of employment; otherwise unvested portion of Cash Award is forfeited
•Death •Long-Term Disability	Cash Award vests pro-rata based on the period of employment
Involuntary Termination upon or within two years following a Change of Control	Cash Award vests in full upon termination of employment

In the event of any inconsistency between the foregoing summary and the Terms and Conditions, the Terms and Conditions will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the Terms and Conditions.
Please note that the Terms and Conditions contain restrictive covenant language pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Cash Award. If you decide not to accept the Cash Award, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Cash Award. You will continue to be subject to any restrictive covenants set forth in the 2016 Long-Term Incentive Plan with respect to any equity grants made to you under such plan and any restrictive covenants set forth in any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Cash Award.
Please contact Steven Slutsky (484-744-9009) if you have questions.

Sincerely,

Michel Vermette
President and Chief Executive Officer

EXHIBIT A

ARMSTRONG FLOORING, INC.

TIME-BASED CASH AWARD
TERMS AND CONDITIONS

1.Grant.
(a)Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) a time-based cash award (the “Cash Award”) as specified in the 2021 Long-Term Time-Based Cash Award Grant Letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is April 1, 2021. The Cash Award entitles the Grantee to receive a cash bonus payment from the Grantee’s employer subject to the terms set forth below.
(b)The Cash Award shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.
(c)These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter.
2.Vesting. Except as provided in Sections 3 and 4 below, the Cash Award shall vest on April 1, 2023, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on such date (the “Vesting Date”):
3.Termination of Employment.
(a)Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Vesting Date, the unvested Cash Award shall be forfeited as of the termination date and shall cease to be outstanding.
(b)Subject to Section 4 below, if, prior to the Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of Involuntary Termination (as defined below), the Grantee shall vest in a pro-rated portion of the granted Cash Award in accordance with this Section 3(b), provided such vesting does not result in a violation of any age discrimination or other applicable law. The pro-rated portion shall be determined by multiplying the amount of the Cash Award by a fraction, the numerator of which is the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Involuntary Termination date occurs, with such final calendar month counting as a full month, and the denominator of which is

24. The pro-rated Cash Award shall be paid within 60 days after the Grantee’s termination date, as described in Section 7. The unvested Cash Award, if any, shall be forfeited as of the termination date and shall cease to be outstanding.
(c)If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), the unpaid Cash Award (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.
4.Change in Control Involuntary Termination. Notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control (as defined below), and prior to the Vesting Date, the Grantee’s outstanding Cash Award shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 7.
5.Definitions. For purposes of these Grant Conditions and the Grant Letter:
(a)“Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or non-solicitation covenant of the Grantee with respect to the Employer; (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer; or (vi) other statutory termination causes as provided under applicable laws in the jurisdiction in which the Grantee works.
(b)“Change in Control” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(c)“Company Trade Secrets” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(d)“Confidential Information” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(e)“Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(f)“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
(g)“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
6.Restrictive Covenants; Forfeiture.

(a)The Management Development and Compensation Committee (the “Committee”) may determine that the Cash Award shall be forfeited if the Grantee engages in Injurious Conduct.
(b)If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may in its discretion, to the extent permitted by applicable laws, require the Grantee to return to the Company the cash received in payment of the Cash Award.
(c)The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 6 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
(d)The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
(e)By accepting the Cash Award, the Grantee acknowledges and agrees that all Company Trade Secrets and Confidential Information developed, created or maintained by the Grantee, alone or with others, during the Grantee’s employment or service with the Employer, shall remain at all times the sole property of the Company and its subsidiaries and affiliates.
(f)This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination or cessation of the Grantee’s employment or service with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 6, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 6 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 6 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
(g)By accepting the Cash Award, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 6 and Attachment 1 and agrees that the restrictions set forth herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.
(h)In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 6.
7.Payment. When the Cash Award (or portion thereof) vests, the Company shall cause the Grantee’s employer to make a single lump sum cash payment to the Grantee, payable in local currency, equal to the amount of the vested Cash Award, subject to applicable withholding for Taxes (as defined below). Payment shall be made within 60 days after the applicable vesting date.
8.No Right to Continued Employment. The grant of the Cash Award shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
9.Administration by the Committee. The Cash Award, the Grant Letter and these Grant Conditions will be administered and interpreted by the Committee. The Committee may delegate authority to one or more subcommittees or individuals, as it deems appropriate. The Board of Directors of the Company (the “Board”) may take all actions of the Committee under the Grant Letter and these Grant Conditions. To the extent that the Board, Committee, subcommittee or individual administers the Grant Letter and these Grant Conditions, references in the Grant Letter and these Grant Conditions to the “Committee” shall be deemed to refer to the Board, Committee, subcommittee or other individual. The Committee is authorized to establish such rules and regulations as it deems necessary for the proper administration of the Cash Award, the Grant Letter and these Grant Conditions and the Committee has sole discretionary authority to make such determinations and interpretations and to take such action in connection with the Grant Letter and these Grant Conditions and the Cash Award granted hereunder as it deems necessary or advisable. The Grantee’s receipt of this Cash Award constitutes the Grantee’s acknowledgement that all determinations and interpretations made by the Committee shall be binding and conclusive on the Grantee and any other person claiming an interest in the Cash Award.
10.Amendment and Waiver. No provisions of the Grant Letter and these Grant Conditions may be amended, modified, waived or discharged unless the amendment, waiver, modification, or discharge is authorized by the Committee; provided that the Grantee consents to such amendment, modification, waiver or discharge if it materially impairs the rights of the Grantee.
11.Withholding Taxes.
(a)The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Cash Award (the “Taxes”).
(b)Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the

Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Cash Award, including the grant, vesting or payment of the Cash Award; and (ii) does not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
12.Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
13.Assignment.     The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Cash Award, except to a successor grantee in the event of the Grantee’s death.
14.Unfunded Agreement. The Grant Letter and these Grant Conditions shall be unfunded, and the Grantee’s rights under the Grant Letter and these Grant Conditions are those of a general creditor of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Cash Award under the Grant Letter and these Grant Conditions.
15.Section 409A. The Grant Letter and these Grant Conditions are intended to comply with the requirements of section 409A of the Code or an exemption (specifically, the short term deferral exemption of section 409A of the Code), and shall in all respects be administered in accordance with section 409A of the Code. Any payment made under the Grant Letter and these Grant Conditions shall only be made in a manner and upon an event permitted under Section 409A of the Code, including the application of the six-month delay if required.
16.Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.
17.Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

18.No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Cash Award under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:
(a)the Grant Letter and these Grant Conditions are established voluntarily by the Company and the grant of the Cash Award is made at the discretion of the Committee;
(b)the grant of the Cash Award under the Grant Letter and these Grant Conditions is voluntary and occasional and does not create any contractual or other right to receive future grants of Cash Awards, or benefits in lieu of them, even if Cash Awards have been granted repeatedly in the past;
(c)all decisions with respect to future grants of Cash Awards, if any, will be at the sole discretion of the Committee;
(d)the Grantee is voluntarily accepting the Cash Award;
(e)the Cash Award and any payments thereunder are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside of the scope of the Grantee’s employment contract, if any;
(f)the Cash Award and any payment thereunder are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the Cash Award and any payments thereunder are not intended to replace any pension rights or compensation;
(h)the grant of the Cash Award and the Grantee’s acceptance of the Cash Award will not be interpreted to form an employment contract or relationship with the Employer; and
(i)the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive payment under or loss or diminution in value of the Cash Award as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
19.Data Privacy.

(a)The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s Cash Award.
(b)The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s Cash Award, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all awards in the Grantee’s favor, for the purpose of implementing, administering and managing the Cash Award (the “Data”).
(c)The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, to any third parties assisting in the implementation, administration and management of the Cash Award, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s Cash Award, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s Cash Award. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to receive the Cash Award. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

*    *    *

Attachment 1

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:
i.“Affiliate” shall mean with respect to any Person, any other Person that, at any time that a determination is made hereunder, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall mean, as to any Person, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
ii.“Beneficial Owner” and “Beneficially Own” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act or any successor provision.
iii.“Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following sections shall have occurred:
a.any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of subsection (iii) below;
b.the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
c.there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (I) a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
d.the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) by virtue of the consummation of a spin-off of any business line or business unit of the Company or a sale of (or similar transaction with respect to) all or substantially all of the assets that comprise a business line or business unit of the Company. The Committee may provide in a grant agreement for another definition of Change in Control, including as necessary to comply with Section 409A of the Code.
iv.“Code” shall mean Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
v.“Company Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy. Company Trade Secrets include, but are not limited to, the following: unique pricing methodologies and formulas for products and services of the Company or its subsidiaries or affiliates; unique marketing arrangements and strategies which the Company or its subsidiaries or affiliates use with their vendors and suppliers; and unique advertising arrangements and strategies that the Company or its subsidiaries or affiliates use to advertise their products and services. For avoidance of doubt, Company Trade Secrets do not include any information that: (A) is already in the public domain or becomes available to the public through no breach by the Grantee of this Agreement; (B) was lawfully in the Grantee’s possession prior to disclosure to the Company or any of its subsidiaries or affiliates; (C) is lawfully disclosed to the Grantee by a third party without any obligations of confidentiality attaching to such disclosure; or (D) is developed by the Grantee entirely on the Grantee’s own time without equipment, supplies or facilities of the

Company or its subsidiaries or affiliates and does not relate at the time of conception to business or actual or demonstrably anticipated research or development of the Company or its subsidiaries or affiliates.
vi.“Confidential Information” shall mean information belonging to the Company or its subsidiaries or affiliates, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to the Grantee during his employment or service with the Employer and/or the Grantee has gained access to during the Grantee’s employment or service with the Employer and/or was developed by the Grantee in the course of the Grantee’s employment or service with the Employer, that is proprietary and confidential in nature. Confidential Information includes, but is not limited to, the following: information believed by the Company or any of its subsidiaries or affiliates to be a Company Trade Secret that ultimately does not qualify as such under applicable law but nonetheless was maintained by the Company or its subsidiaries or affiliates as confidential; information concerning the nature of the business and manner of operation of the Company and its subsidiaries and affiliates; the methods and systems used by the Company or its subsidiaries or affiliates in soliciting, selling and providing their services and/or products to their customers; financial and accounting information, such as cost, pricing and billing information, customer profiles, financial policies and procedures, and revenues and profit margins; sales and marketing information, such as sales strategies and programs; information concerning customers and prospective customers of the Company and its subsidiaries and affiliates; information concerning vendors and suppliers of the Company and its subsidiaries and affiliates; customer lists; prospective customer lists; customer buying habits and special needs; policies and procedures; personnel records; compensation paid to employees or other service providers of the Company or any of its subsidiaries or affiliates. For avoidance of doubt, Confidential Information does not include any information that: (A) is already in the public domain or becomes available to the public through no breach by the Grantee of this Agreement; (B) was lawfully in the Grantee’s possession prior to disclosure to the Company or any of its subsidiaries or affiliates; (C) is lawfully disclosed to the Grantee by a third party without any obligations of confidentiality attaching to such disclosure; or (D) is developed by the Grantee entirely on the Grantee’s own time without equipment, supplies or facilities of the Company or its subsidiaries or affiliates and does not relate at the time of conception to business or actual or demonstrably anticipated research or development of the Company or its subsidiaries or affiliates.
vii.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
viii. “Injurious Conduct” shall mean the activities described in subsections (i), (ii), (iii), (iv) and (v) below.
e.The Grantee’s employment or service with the Employer is terminated for willful, deliberate, or gross misconduct, as determined by the Committee, in its sole discretion;
f.During the Grantee’s employment or service with the Employer, the Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the

Company or any of its subsidiaries or affiliates, and in which the Grantee was involved as part of the Grantee’s job responsibilities during the Grantee’s employment or service with the Employer, or in which the Grantee learned Company Trade Secrets or Confidential Information during the Grantee’s employment or service with the Employer; provided, however, that this provision shall not restrict the Grantee from owning or investing in publicly traded securities, so long as the Grantee’s aggregate holdings in such company do not exceed 2% of the outstanding equity of such company and such investment is passive;
g.During the Grantee’s employment or service with the Employer and for a period of 12 months thereafter, the Grantee breaches any of the following:
1)The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, (I) (x) solicit business from any person who was a customer of the Company or any of its subsidiaries or affiliates during the period of the Grantee’s employment or service hereunder or who was within the six-month period prior to such solicitation, or (y) solicit potential customers who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer, in each case, with whom the Grantee was involved as part of the Grantee’s job responsibilities during the Grantee’s employment or service with the Employer, or regarding whom the Grantee learned Company Trade Secrets and/or Confidential Information during the Grantee’s employment or service with the Employer, or (II) otherwise divert or attempt to divert any existing business of the Company or any of its subsidiaries or affiliates; and
2)The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, (I) solicit, induce, recruit or cause another person in the employment of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment, or (II) hire or retain any person who is, or within the six-month period prior to such hiring or retention was, an employee of the Company or any of its subsidiaries or affiliates;
h.During the Grantee’s employment or service with the Employer or thereafter, the Grantee uses, publishes or discloses any Company Trade Secrets and/or Confidential Information in any manner whatsoever, except as required in the conduct of business of the Company or any of its subsidiaries or affiliates or as authorized in writing by the Company or any of its subsidiaries or affiliates, as applicable. By accepting the Cash Award, the Grantee acknowledges and agrees that (A) during the Grantee’s employment or service with the Employer, the Grantee has been or will be exposed to and/or provided with Company Trade Secrets and Confidential Information and (B) Company Trade Secrets are not generally known to the public or to competitors of the Company or its subsidiaries or affiliates, were developed or compiled at significant expense by the Company or its subsidiaries or affiliates over an extended period of time, are the subject of the reasonable efforts of the Company or its subsidiaries or affiliates to maintain their secrecy, and that the Company or its subsidiaries or affiliates derive significant independent economic value by keeping Company Trade Secrets a secret; or

i.During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any other written confidentiality, non-solicitation or non-competition covenant with the Employer.
ix. “Person” shall mean any individual, entity or group, including any “person” or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision.